Contact:         Robert Bleckman, Director of Investor Relations
                 (818) 902- 4397, robertb@genesisintermedia.com


          GENESISINTERMEDIA, INC. PROVIDES ADDITIONAL INFORMATION ABOUT
      TERMS OF $100 MILLION CREDIT FACILITY AND INVESTMENT BANKING SERVICES
                  AGREEMENT WITH CARL C. ICAHN'S RIVERDALE LLC

LOS ANGELES,  CALIFORNIA -- JULY 2, 2001--  GenesisIntermedia  Inc. (NASDAQ/NMS:
GENI) (Frankfurt: GIA) today released additional information about its agreement with Riverdale LLC, a company owned by Carl C. Icahn, the New York-based financier, for a conditional commitment to provide a $100 million credit facility to finance GenesisIntermedia's business acquisition strategy and for investment banking services related to the acquisition plan.

In connection with the funding commitment, Ramy El-Batrawi, Chairman and Chief Executive Officer of GenesisIntermedia, and Ultimate Holdings, Ltd., a principal stockholder, agreed to certain lock-up restrictions, which generally prohibit all sales of their present holdings for a year. Excluded from the restrictions are certain sales to institutions and sales to certain non-institutional purchasers who agree to be locked up. As part of the transaction, Riverdale will be receiving options and warrants, which will also be subject to a lockup.

The company is today filing a Form 8-K with the Securities and Exchange Commission, which filing will contain the Riverdale documents.

About GenesisIntermedia Inc.

GenesisIntermedia Inc. is involved in several business lines revolving around the marketing and advertising of consumer goods and services. The company's main business lines are a) direct sales and marketing of consumer products, b) interactive advertising and data mining in retail malls under the Centerlinq brand, and c) car rentals for the replacement market under the Car Rental Direct brand.

The company strives to create a portfolio of complementary business activities that build on the company's traditional strengths in marketing consumer goods and services. GenesisIntermedia markets through several channels including television, print, radio, telemarketing and retail outlets.

The company believes that significant opportunities exist to build new platforms around e-commerce activities. The company has recently dedicated significant financial and human resources to develop and commercialize its Centerlinq product, three-time recipient of Microsoft Corp.'s (NASDAQ/NMS: MSFT) Retail Application Developer "RAD" award for "Best Retail Headquarters Application" in the category of Core Retail Marketing.

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The Private  Securities  Litigation  Reform Act of 1995 provides a "safe harbor"
for forward-looking statements. Certain information included in this news release (as well as information included in oral statements or other written statements made or to be made by GenesisIntermedia Inc.) contains statements and
other  matters  that  are  forward-looking.   Such  forward-looking  information
involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements made by GenesisIntermedia Inc. For a description of additional risks and uncertainties, refer to the GenesisIntermedia Inc. filings with the Securities and Exchange Commission, including GenesisIntermedia Inc.'s Form 10-K.


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